UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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GAS NATURAL INC.

(Name of Registrant as Specified in Its Charter)

Richard M. Osborne,

Darryl L. Knight,

Terence S. Profughi,

Joseph M. Gorman,

Martin W. Hathy, and

Lauren Tristano

The Committee to Re-Energize Gas Natural

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THE COMMITTEE TO RE-ENERGIZE GAS NATURAL

July 12, 2016

Dear Gas Natural Shareholder:

The Committee to Re-Energize Gas Natural, led by Richard M. Osborne, has nominated a slate of six highly-qualified director candidates to replace the current Board of Directors at the 2016 annual meeting of shareholders. Our nominees have a proven track record of creating shareholder value, and, in particular, Mr. Osborne has done so previously at Gas Natural.

We strongly urge you to support our efforts and elect our nominees by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. If you have already voted a proxy card furnished by Gas Natural, you have every right to change your vote by signing, dating and returning a later dated WHITE proxy card from the Committee or by voting in person at the annual meeting.

While we addressed the qualifications of our nominees in our original proxy statement, since then we have been forced to set the record straight on the Company’s performance, the actions of the current Board to reallocate the Company’s cash from you to them, and the Company’s unsubstantiated and baseless allegations levelled against the Committee and Mr. Osborne. As the meeting date approaches, we feel that it is important to stress the greater operational and managerial experience that our nominees have than those of the Company.

THE COMMITTEE’S NOMINEES

Collectively, our nominees have over a century and a half of experience successfully operating companies and businesses, and Messrs. Osborne and Knight have experience running utility companies, including Gas Natural. In fact, Messrs. Osborne and Knight have been so successful in this industry that the Company has resorted to alleging that they are stealing customers from Gas Natural through the co-op they formed after Rick Osborne was ousted from the Company in 2014. As with many of their other excuses about performance, management is “crying foul” without reason simply because they are losing customers due to their own incompetence.

Just focusing on their operational and managerial experience, as opposed to board memberships or other business experience beyond running companies, we would like to consider each of the Committee’s candidate’s qualifications in turn.

Rick Osborne: Rick has been the chief executive officer of OsAir, Inc., a manufacturer of industrial gases for pipeline delivery, since he founded the company in 1963. Since 1998, Rick has been the chief executive officer of John D. Oil and Gas Company, an oil and gas exploration company. From 2010 until 2014, he was also the Chairman of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, both natural gas distribution companies acquired by Gas Natural. And, as you know, Rick was a director of Gas Natural from 2003 until 2014 and was CEO of Gas Natural from November 2007 until May 2014. Rick has significant operating experience running utility companies and companies that service the utility industry. He has exceptional knowledge of all facets of the industry. During his tenure with Gas Natural and under his stewardship, the Company delivered approximately a 475% total return to shareholders. Since he left Gas Natural, Rick has been the vice-president of Ohio Rural Gas Co-Op, a natural gas distribution cooperative.

Darryl Knight: Since September 2014, Darryl has been the president of Ohio Rural Gas Co-Op, a natural gas distribution cooperative. From May 2008 through October 2012, Darryl held various operating positions within Gas Natural. From October 2102 through September 2014, Darryl was the president and general manager of Frontier Natural Gas, a natural gas distribution company serving over 3,000 customers, and he was also the president of Independence Oil from December 2012 until November 2013.

Terry Profughi: From 1983 to 2016, Terry was the Chairman and CEO of Hi TecMetal Group, Inc., a specialist in the fields of brazing, heat treating, welding and machining.

Mike Gorman: Since 2006, Mike has been the president of Gorbec Pharmaceuticals, a contract developer and manufacturer of prescription pharmaceutical products. For over 35 years, Mike has owned six different domestic and international companies in the highly regulated field of pharmaceutical manufacturing.

Marty Hathy: For 33 years, Marty was a co-owner and the president of Lake Erie Iron and Metal Company and its subsidiaries Welder’s Supply, Great Lakes Propane and Great Lakes Oxygen, which provide supplies and industrial gases to the welding industry.

Lauren Tristano: Lauren has managed a funeral home and a livery service, both highly customer-service driven businesses like Gas Natural.

THE COMPANY’S NOMINEES

By contrast, the Committee believes that none of the Company’s nominees has any relevant operational or managerial experience actually running a company, much less operational experience running a utility company. Yes, Greg Osborne has operated Gas Natural since he orchestrated the coup that ousted his father in 2014, but you have seen the disastrous results of his stewardship, or lack thereof. Again, this is in sharp contrast to the Committee’s nominees who have over a century and a half of experience successfully operating and managing companies and businesses.

The following are the “qualifications” of the Company’s nominees:

Gregory Osborne: Prior to orchestrating the coup that ousted his father in 2014, Greg Osborne worked under his father for his entire career and has never held a job his father didn’t give him. Despite the titles he may have had at his father’s companies, Rick Osborne ran those companies. Unfortunately for the shareholders of Gas Natural, the apple does fall far from the tree, and in his limited operating experience since Rick Osborne’s departure from Gas Natural, Greg Osborne has failed miserably.

Michael Winter: Mr. Winter is a retired accountant.

Michael Bender: Mr. Bender is an attorney.

James Carney: Mr. Carney has served in various financial positions in the utility industry, but has no operational experience.

Richard Greaves: Mr. Greaves is a retired accountant.

Robert Johnston: Mr. Johnston is basically an investment banker. He is responsible for merger and acquisition activities, investments and communications of companies owned by the Zucker family office.

The foregoing description of the Company’s candidates’ professional experience is not an exaggeration, nor does it leave off any relevant experience. Don’t let the Company’s charts showing their supposed utility, finance, accounting and strategy experience fool you. The Company’s candidates literally have no operating or managerial experience, where they didn’t report to someone else, at any company, much less a utility company. Is it any wonder the Company has had such dismal performance since it ousted its last legitimate operator in Rick Osborne?

As the Committee has well documented and graphically illustrated, since Mr. Osborne was ousted in 2014:

•	Operating income has plummeted 80%.

•	Stock prices have dropped almost 43%

•	Dividends have been cut by 45%.

•	Management and director compensation has skyrocketed.

•	The Board has unilaterally amended the Company’s Code of Regulations.

•	The Board has given management severance agreements and itself indemnification agreements.

We have already addressed the Company’s scare tactics on so-called related party transactions and the Company’s issues before the PUCO. Because the Company cannot refute the facts outlined above, they would have you believe that the Company’s poor performance since Rick Osborne was ousted is the direct result of the legacy he left behind, a legacy they claim they are trying hard to overcome. If that were the case, how did Rick Osborne’s policies create a total shareholder return of almost 475% over 11 years prior to his ouster in 2014? Wouldn’t those same policies have caught up with him somewhere during his 11-year tenure? Is it coincidental that the only sustained decline in the Company’s business occurred when the Company had no one on the Board or in management with any operating or managerial experience? Furthermore, Rick Osborne’s policies didn’t cause the current Board to jack up board and management compensation and make the other operational decisions that have torpedoed the Company’s performance since 2014. The Company’s unsubstantiated statements are simply scare tactics to divert your attention from the truth.

Time is running out! You have a choice to bring positive change that could significantly impact your investment in Gas Natural. Please sign, date and mail the enclosed WHITE proxy card today.

The Committee to Re-Energize Gas Natural

Richard M. Osborne, Sr.

IMPORTANT

Your vote is important, no matter how many Shares you own. We urge you to sign, date, and return the enclosed WHITE proxy card today to vote FOR the election of our Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed WHITE proxy card and return it in the enclosed envelope today.

•	If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a WHITE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Shares on your behalf without your instructions.

•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our six Nominees only on our WHITE proxy card. So please make certain that the latest dated proxy card you return is the WHITE proxy card.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of the Participants’ proxy materials,

please contact Georgeson at the phone number or email listed below.

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll-Free: (888) 219-8320

Or email ReEnergizeEgas@Georgeson.com